Exhibit 10.10

EXCISE TAX GROSS-UP AGREEMENT

THIS EXCISE TAX GROSS-UP AGREEMENT, dated as of June 14, 2019, is entered into by and between TIER REIT, Inc., a Delaware corporation (the “Company”) and James E. Sharp (“Executive”) (the “Agreement”), provided, however, that this Agreement shall be void ab initio and of no further force and effect if the Agreement and Plan of Merger, dated March 25, 2019 (the “Merger Agreement”), by and between the Company and Cousins Properties Incorporated, is terminated.

W I T N E S S E T H

WHEREAS, the Company has determined that the Executive is or may be a disqualified individual as such term is defined under Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”);

WHEREAS, in connection with the transactions contemplated under the Merger Agreement, certain payments will be made to Executive in connection with a change in control of the Company that may be determined to be excess parachute payments; and

WHEREAS, the parties acknowledge uncertainty associated with and the extent of any excess parachute payments; and

WHEREAS, the Executive acknowledges and agrees that the Executive’s compliance with the non-competition covenants contained in Executive’s employment agreement with the Company is required in order to receive and retain any Gross-Up Payment that may be provided for herein; and

WHEREAS, the parties have agreed to cooperate in good faith in determining the amount of any excess parachute payments.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

Section 1.  Gross-Up Payment.

(A)                Anything in any other agreement between the Company and the Executive notwithstanding, in the event it shall be determined by the Accounting Firm (as defined below) that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise payable or paid contingent upon the transactions contemplated under the Merger (within the meaning of Section 280G of the Code) (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax is hereinafter referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) up to an amount such that the net amount retained by Executive, after deduction of any Excise Tax on the Severance Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments; provided, however, that the total amount of all Gross-Up Payments due under this Agreement, including any applicable Underpayments (as defined below), shall not exceed $588,969.  For the avoidance of doubt, the Gross-Up Payment may be less than such full actual amount, such that the Severance Payments may be subject in whole or in part to reduction to reflect the Excise Tax due.

(B)                Subject to the provisions of Section 1(C), all determinations required to be made under this Section 1(B), including the determination of the amount of any Severance Payments, Excise Tax, value of restrictive covenants (which shall be taken into account in accordance with applicable regulations) and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Deloitte Tax LLP  (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the date Executive’s employment with the Company is terminated (the “Date of Termination), if applicable, or at such earlier time as is reasonably requested by the Company.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination.  The initial Gross-Up Payment, if any, as determined pursuant to this Section 1.B (the “Initial Payment”), shall be paid to Executive on or within twenty (20) days following of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall require the Accounting Firm to furnish the Company and Executive with documentation (including a complete set of calculations and assumptions utilized to make such determination) that can be used to establish a reporting position that failure to report any Excise Tax as payable on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time the Initial Payment is made, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 1(C) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Executive in connection with the proceedings described in Section 1(C), shall be promptly paid by the Company to or for the benefit of Executive, and in all events no later than the end of the year following the year in which the Executive remits the related tax payments to the Internal Revenue Service (the “IRS”), and in all events all Gross-Up Payments (including all Underpayments, but excluding any additional penalties and interest related to any Underpayment) shall not exceed the dollar amount set forth above in Section 1(A).

(C)                Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Upon receipt of such notice from the Executive, the Company shall respond within thirty (30) days.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(1)           give the Company any information reasonably requested by the Company relating to such claim,

(2)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company (and at the Company’s expense),

(3)           cooperate with the Company in good faith in order to effectively contest such claim, and

(4)           permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties and any reasonable legal and accounting fees and expenses) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 1(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(D)                If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 1(C), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 1(C)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 1(C), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment  and/or interest and penalties required to be paid.

Section 2.  Successors; Binding Agreement.

(A)                The provisions of this Agreement shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction or the person or entity to which all or substantially all of the Company’s assets are transferred.

(B)                In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(C)                This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

Section 3.  Notice.

For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

To the most recent address set forth in the personnel records of the Company;

If to the Company:

Cousins Properties LP

3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia  30326

Attention: General Counsel;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 4.  Full Settlement.

The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

Section 5.  Governing Law; Validity.

The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Texas.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

Section 6.  Arbitration; Legal Fees.

Any dispute or controversy under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest by the Executive (but only to the extent the outcome is favorable to the Executive), the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

Section 7.  Amendment.

No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.

Section 8.  Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 14th day of June, 2019.

EXECUTIVE

/s/ James E. Sharp
James E. Sharp

TIER REIT, INC.

			By:	/s/ Scott W. Fordham
Name: Scott W. Fordham
Title: Chief Executive Officer

Acknowledged by:

Cousins Properties Incorporated

By:	/s/ Pamela F. Roper
	Name:	Pamela F. Roper
	Title:	Executive Vice President,
General Counsel & Corporate Secretary

[Signature Page to Excise Tax Gross-Up Agreement]